Exhibit 10.7

MYLAN N.V.
2003 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT
[_____] (the “Optionee”) is granted, effective as of the [_____] day of [_____], [_____] (the “Date of Grant”), options (the “Options”) to purchase ordinary shares of Mylan N.V. (the “Option Shares”) pursuant to the 2003 Long-Term Incentive Plan, as amended to date (the “Plan”), of Mylan N.V. (the “Corporation”). The Options are subject to the terms and conditions set forth below and in the Plan, which is a part of this Stock Option Agreement (the “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern, except as specifically set forth herein. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.	Exercise Price: $[_____] per Option Share.

2.	Number of Option Shares: [_____]
3.    Type of Option: [_____]

4.
Vesting: The Options granted hereunder will become vested in accordance with the following schedule (in each case at 12:01 a.m. on the relevant vesting date), provided that the Optionee is continuously employed by the Corporation on the relevant vesting dates and subject to accelerated vesting as set forth in Section 6.03(e) of the Plan:

Date of Vesting	Option Shares Vested
[_____]	[_____]
[_____]	[_____]
[_____]	[_____]

5.	Exercise of Option: Options may be exercised in accordance with the rules contained in Article VI, Section 6.04 Option Exercise Procedures, of the Plan.

6.
Expiration Date: Subject to earlier termination upon the occurrence of certain events related to the termination of the Optionee’s employment as provided in Section 6.03(e) of the Plan, the Options granted hereunder shall expire at 12:01 a.m. Eastern Standard Time on the tenth (10th) annual anniversary of the Date of Grant, unless earlier exercised (such ten year period, the “Option Term”). If the Optionee experiences a termination of employment without “Cause” (including for purposes of this Agreement the Company’s non-renewal of the Participant’s Employment Agreement pursuant to Section 8(e) thereof) or a termination of employment for “Good Reason”, the Option Shares shall vest in full as of the date of such termination of employment. In addition, if the Optionee experiences a termination of employment for any reason other than for Cause, the Option Shares, to the extent vested on the date of termination of employment, shall remain exercisable for the remainder of the Option Term. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Optionee’s Employment Agreement.

7.
Change in Control: Notwithstanding anything to the contrary in the Plan or in this Agreement, in the event of a Change in Control (as defined in the Plan), any unvested Options granted pursuant to this Agreement shall vest as follows:

a)	With respect to each unvested Option that is assumed or substituted in connection with a Change in Control, in the event of a termination of the Optionee’s employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Optionee for Good Reason, such Option shall become fully vested and exercisable as of such termination of employment.

b)
For purposes of this Section 7, an Option shall be considered assumed or substituted for if, following the Change in Control, the Option remains subject to the same terms and conditions that were applicable to the Option immediately prior to the Change in Control (including vesting conditions) except as set forth in this Section 7 and except that the Option instead confers the right to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.

c)
With respect to each unvested Option that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Option shall become fully vested and exercisable.

d)
Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Compensation Committee of the Mylan N.V. Board of Directors (the “Committee”) may, in its discretion, provide that each Option shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise price (if any) per Share subject to the Option multiplied by (ii) the number of Shares then outstanding under the Option.

8.
Limitation Of Liability: The Optionee agrees that any liability of the officers, the Committee, and the Board of Directors of the Corporation to the Optionee under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

9.
Employee Data Privacy:  The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.  The Optionee also:

a)
understands that the Company Group holds certain personal information about him or her, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Option Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Option Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”);

b)
understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country;

c)	that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative;

d)
authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired;

e)	understands that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan;

f)
understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative; and

g)
understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, the Optionee may contact his or her local human resources representative

10.	Law Governing: This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania.

Mylan N.V.
By: [NAME]
Title: Chairman, Compensation Committee of the Mylan N.V. Board of Directors

Optionee
By: [NAME]